[Letterhead of Rogoff & Company, P.C.]

Exhibit 23.1 Consent of Auditors

We, Rogoff & Company, P.C., hereby consent to the use of our report dated April 11, 2001 relating to the audited financial statements for the period from inception (November 11, 1999) to October 31, 2000 of TDT Development, Inc.


                                                      /s/ Rogoff & Company, P.C.

Rogoff & Company, P.C.
New York, New York
May 10, 2001